EXHIBIT 99.1

       VIVENDI UNIVERSAL GAMES AND INTERPLAY ENTERTAINMENT CORP. REINSTATE
                             DISTRIBUTION AGREEMENT
                          FALLOUT: BROTHERHOOD OF STEEL
         TO BE DISTRIBUTED BY VU GAMES IN NORTH AMERICA AND ASIA-PACIFIC

LOS ANGELES/IRVINE, CA - November 5, 2003 - Vivendi Universal Games (VU Games) and Interplay Entertainment Corp. (OTC Bulletin Board: IPLY) announced today that they have resolved all prior legal disputes and will resume the distribution contract signed in August 2002. Accordingly, VU Games will distribute Interplay's FALLOUT: BROTHERHOOD OF STEEL in North America and Asia-Pacific (excluding Japan). VU Games will also retain exclusive distribution rights in these regions for all future Interplay titles through August 2005.

"Our distribution agreement with Interplay has been a mutually beneficial and valuable partnership for both parties since 2001," said Philip W. O'Neil, Senior Vice President of Sales & Marketing for Vivendi Universal Games. "We are pleased to have come to an understanding with Interplay and look forward to the upcoming launch of FALLOUT: BROTHERHOOD OF STEEL."

"We look forward to extending our working relationship with Vivendi Universal Games," said Herve Caen, Chairman and Chief Executive Officer of Interplay. "This will be an ideal fit for Interplay's needs going forward, particularly based on VU Games' strong and respected distribution network, as well as their familiarity with Interplay titles."

FALLOUT: BROTHERHOOD OF STEEL is a third-person action adventure game based on the highly acclaimed and successful FALLOUT PC franchise. The title is scheduled to debut on the PlayStation(R)2 computer entertainment system and the Xbox(R) video game system from Microsoft. The ship date will be announced shortly.

ABOUT INTERPLAY
Interplay Entertainment Corp. is a worldwide developer and publisher of interactive entertainment software for both core gamers and the mass market.
Founded in 1983, Interplay offers a broad range of products in the action/arcade, adventure/role-playing game (RPG) and strategy/puzzle categories across multiple platforms, including Sony Computer Entertainment's PlayStation 2 system, Microsoft Xbox, Nintendo GameCube(TM) and PCs. Interplay's common stock is publicly traded under the symbol IPLY:OB. For more information about Interplay please visit our website at www.interplay.com.


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ABOUT VIVENDI UNIVERSAL GAMES
Headquartered in New York, Vivendi Universal Games (WWW.VUGAMES.COM) is a global leader in multi-platform interactive entertainment. The company develops, publishes and distributes interactive products across all major platforms including PCs, video game consoles and the Internet. Vivendi Universal Games' portfolio of development studios and publishing labels includes Black Label Games, Blizzard Entertainment, Coktel, Fox Interactive, Knowledge Adventure, Sierra Entertainment and Universal Interactive. Additionally, Vivendi Universal Games co-publishes and/or distributes titles for a number of strategic partners, including Interplay, inXile entertainment, Majesco and Mythic Entertainment, among others.

Xbox is a registered trademark of Microsoft Corporation in the United States and/or other countries.

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CONTACTS:
Vivendi Universal Games
Leslie Hollingshead
leslie.hollingshead@vugames.com
(310) 431-4533

Interplay Entertainment Corp.
Kathryne Wahl
kwahl@interplay.com
(949) 553-6655